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                                                                    EXHIBIT 3.5

                           CERTIFICATE OF AMENDMENT
                                      OF
                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                      SOUTHERN CALIFORNIA WATER COMPANY
                           a CALIFORNIA CORPORATION


            Floyd E. Wicks and James B. Gallagher certify that:

        1. They are the duly elected and acting President and Secretary, respectively, of the Southern California Water Company (the "Corporation").

        2. The Restated Articles of Incorporation of the Corporation shall be amended by striking in its entirety the first full paragraph of Article IV of the Articles of Incorporation which now reads:

            "This Corporation is authorized to issue three classes of stock to be designated, respectively, '$100 Preferred Shares,' 'Preferred Shares,' and 'Common Shares'. The total number of shares which this Corporation is authorized to issue is 10,242,800 shares and the aggregate par value of such shares is $42,320,000; all shares of each class are to have a par value; 150,000 shares are to be $100 Preferred Shares with a par value of $100 per share and an aggregate par value of $15,000,000; 92,800 shares are to be Preferred Shares with a par value of $25 per share and an aggregate par value of $2,320,000; and 10,000,000 shares are to be Common Shares with a par value of $2.50 per share and an aggregate par value of $25,000,000."




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and substituting therefor the following paragraph to read in full as follows:

                "This Corporation is authorized to issue three classes of stock to be designated, respectively, '$100 Preferred Shares,' 'Preferred Shares,' and 'Common Shares'. The total number of shares which this Corporation is authorized to issue is 10,239,600 and the aggregate par value of all such shares is $42,240,000; all shares of each class are to have a par value; 150,000 shares are to be $100 Preferred Shares with a par value of $100 per share and an aggregate par value of $15,000,000; 89,600 shares are to be Preferred Shares with a par value of $25 per share and an aggregate par value of $2,240,000; and 10,000,000 shares are to be Common Shares with a par value of $2.50 per share and an aggregate par value of $25,000,000."

        3. The foregoing amendment was one which may be adopted with the approval by the Board of Directors alone, because the amendment is required by
Section 510 of the California Corporation Code to reflect the reacquisition of a portion of the Corporation's Preferred Shares, 5% Series, $25 par value, in accordance with the sinking fund provisions thereof. Such reacquired Preferred Shares cannot be reissued.

        We further declare, under penalty of perjury under the laws of the State of California, that the matters set forth in this Certificate are true and correct of our own knowledge.

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        IN WITNESS WHEREOF, the undersigned have executed this Certificate in San Dimas, California on this 1st day of February, 1994.

                                              FLOYD E. WICKS
                                    ----------------------------------
                                         FLOYD E. WICKS, President


                                            JAMES B. GALLAGHER
                                    ----------------------------------
                                       JAMES B. GALLAGHER, Secretary












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